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                                                                    EXHIBIT 99.1
August 17, 1999


FTD Corporation
3113 Woodcreek Drive
Downers Grove, IL  60515


Ladies and Gentlemen:

We have audited the consolidated balance sheets of FTD Corporation and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations and comprehensive income, retained earnings, and cash flows for each of the years in the three-year period ended June 30, 1999, and have reported thereon under the date of August 17, 1999. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended June 30, 1999. As stated in the sixth paragraph of Note 1 to those consolidated financial statements, the Company changed its method of costing inventory from the First In First Out (FIFO) basis to the weighted average basis. The Company also has disclosed that the newly adopted accounting principle is preferable in the circumstances given the purchase and implementation of new internal accounting software which enabled the Company to adopt the weighted average method of inventory costing, which the Company believes is better suited to the matching of expenses and revenues for its primarily seasonal inventory purchases. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of FTD Corporation's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter. Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


Very truly yours,


/s/ KPMG LLP